NVR, Inc. Purchases Pittsburgh, PA Builder, Heartland Homes

RESTON, Va., Jan. 2, 2013 /PRNewswire/ -- NVR, Inc. (NYSE: NVR) today announced that on December 31, 2012, NVR completed the acquisition of substantially all of the assets of Heartland Homes, Inc., the second largest homebuilder in Pittsburgh, Pennsylvania.

For the year ended December 31, 2012, Heartland Homes closed approximately 400 homes. The company is currently active in 36 communities throughout the Pittsburgh metropolitan area, one community in Monongalia, West Virginia and one community in Raleigh, North Carolina.

Heartland Homes markets primarily to move-up, discretionary homebuyers and has developed outstanding brand recognition in Pittsburgh. NVR will continue to market under the Heartland Homes name, which is a strong compliment to NVR's Ryan Homes business. Ryan Homes primarily serves 1st time and 1st time move-up homebuyers in the Pittsburgh market.

Heartland's operating strategy, which includes pre-selling homes and purchasing finished lots from land developers, is consistent with NVR's "asset light" business model. In addition, NVR intends to expand the size of Heartland's business within the Pittsburgh market as the housing recovery continues over the next several years.

Heartland Homes was founded in 1984 by Alan "Gus" Gillespie. Gus is the son-in-law of the late Ed Ryan, Founder of Ryan Homes in 1948. Gus' son, Edward Martin "Marty" Gillespie, became President of Heartland Homes in 2005. Marty will continue to manage the Heartland business.

About NVR

NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding unit sells and builds homes under the Ryan Homes, NVHomes, Fox Ridge Homes and Heartland Homes trade names, and operates in twenty-seven metropolitan areas in fifteen states. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com, www.foxridgehomes.com and www.heartlandcustomhomes.com.

Some of the statements in this release made by the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document include those regarding market trends, NVR's financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR's customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

CONTACT: Dan Malzahn +1-703-956-4204